Exhibit 10.17
Addendum to Escrow Agreement
This Addendum to Escrow Agreement (this “Addendum”) is entered into as of October 26, 2006 (the “Effective Date”), by and between Allot Communications Ltd. (the “Company”) and Yigal Jacoby (“Jacoby”, and together with the Company, the “Parties”).
WHEREAS the Parties hereto are parties to that certain Escrow Agreement of January 1998 attached hereto as Schedule A (the “Agreement”), pursuant to which Jacoby was entitled to purchase 1,083,568 Ordinary Shares of the Company (the “Jacoby Ordinary Shares”); and
WHEREAS the shareholders of the Company, in their resolution of April 2002, resolved to convert the Jacoby Ordinary Shares into Series A Preferred Shares, and accordingly, Jacoby is entitled to purchase 1,083,568 Series A Preferred Shares of the Company par value NIS0.01 each (the “Jacoby Shares”); and
WHEREAS the Parties wish to add to the terms of the Agreement, so as to allow Jacoby to pay the Purchase Price (as defined therein) in part and also by way of a net payment, and to amend the terms pertaining to the termination of Jacoby’s right to purchase the Jacoby Shares, all as described herein;
NOW, THEREFORE, the Parties hereto hereby agree as follows:
1.	Unless defined otherwise, capitalized terms shall have the meanings set forth in the Agreement.

2.	Notwithstanding anything to the contrary stated in the Agreement, Jacoby shall be entitled to pay any portion of the Purchase Price in cash from time to time and to receive from the Escrow Agent the respective number of the Jacoby Shares, and shall not be restricted to the payment in full of the Purchase Price.

3.	Notwithstanding anything to the contrary stated in the Agreement, including without limitation Section 4 thereto, Jacoby shall be entitled to exercise the right to purchase the Jacoby Shares until the earlier of: (i) a date that is two years following the closing of an initial public offering of the Company’s securities (“IPO”), and (ii) the consummation of any event other than an IPO which is deemed a “Liquidity Event”, as such term is defined in the Agreement (each, the “Expiration Date”).

4.	Without derogating from anything contained in the Agreement, Jacoby shall also be entitled to pay the Purchase Price or any portion thereof as follows:

In the event of a Liquidity Event and at any time following an IPO, in lieu of the payment in cash of the Purchase Price (in full or in part) by Jacoby, Jacoby may also elect to receive such number of shares out of the Jacoby Shares the value of which is equal to the excess of the total value of the number of the Jacoby Shares with respect to which such election is made over the relative portion of Purchase Price applicable to such number of Jacoby Shares in accordance with the formula below (the “Net Payment”). If the Net Payment is in the context of a Liquidity Event (other than an IPO) that occurs prior to an IPO then the Net Payment may be effected only contingent upon the actual closing of such Liquidity Event. If Jacoby elects to effect a Net Payment as provided in this Section 4, then Jacoby shall provide the Company with a written notice to that effect and the Company shall instruct the Escrow Agent to transfer to Jacoby the number of shares out of the Jacoby Shares computed using the following formula:

X = Y .	(	A – B	)

A

Where:
X = the number of shares out of the Jacoby Shares to be transferred to Jacoby upon effecting a Net Payment under this Section 4.
Y = the number of Jacoby Shares covered by the Agreement in respect of which the Net Payment election is made.
A = the Fair Market Value (as defined below) of one Jacoby Share.
B = the respective portion of the Purchase Price payable with respect to one Jacoby Share (less the previously paid par value on account of such Jacoby Share).
“Fair Market Value” shall mean:
4.1.	If the Net Payment is effected at the date of a Liquidity Event then the price per share of the class of a Jacoby Share determined for purposes of such Liquidity Event (and in case of an IPO, the public offering price (before deduction of underwriters’ discounts, commissions or expenses) in the IPO);

4.2.	If traded on a securities exchange or the Nasdaq Global Market, the fair market value shall be deemed to be the average of the closing or last reported sale prices of the ordinary shares of the Company on such exchange or market over a period of five trading days ending five trading days prior to the date of the Net Payment;

4.3.	If otherwise traded in an over-the-counter market, the fair market value shall be deemed to be the average of the closing ask prices of the ordinary shares over a period of five trading days ending five trading days prior to the date of the Net Payment; and

4.4.	If any of the provisions of 4.1-4.3 do not apply, then the Fair Market Value shall be determined in good faith by the Company’s Board of Directors.
5.	All Jacoby Shares held by the Escrow Agent with respect to which no Payment was made prior to the Expiration Date or with respect to which Net Payment election was made shall be automatically forfeited by the Company upon the Expiration Date or the effective date of the Net Payment election, as the case may be, without payment of any consideration or the need of any further notice or corporate action of any kind and the Escrow Agent shall transfer these Jacoby Shares to the Company promptly upon written request by the Company.

6.	This Agreement will become effective as of the Effective Date (subject to approval by the Board of Directors and shareholders of the Company), provided that Section 3 shall become effective only as of the closing of an IPO. Except as expressly stated herein, all terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have signed this Addendum at the date set forth above.

/s/ Adi Sapir		/s/ Yigal Jacoby

Allot Communications Ltd.		Yigal Jacoby
By:	Adi Sapir

Title:	CFO

We acknowledge and agree to the aforesaid Addendum:

/s/ Ori Rosen

ORO Trust Company Ltd.